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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) JULY 30, 1996

                              MAXXIM MEDICAL, INC.
             (Exact Name of registrant as specified in its charter)

        TEXAS                      0-18208                  76-0291634
(State or jurisdiction           (Commission             (I.R.S. Employer
  of incorporation)              File Number)           Identification No.)

                           ---------------------------

                104 INDUSTRIAL BOULEVARD, SUGAR LAND, TEXAS 77478
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (713) 240-5588

                                       N/A
          (Former name or former address, if changed since last report)

                           ---------------------------

                            Exhibit Index at Page 35

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
                                                                         2 of 35
MAXXIM MEDICAL, INC. - AMENDMENT NO. 1 TO FORM 8-K

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        (a) Financial statements of businesses acquired.

                        INDEX TO FINANCIAL STATEMENTS OF
                         STERILE CONCEPTS HOLDINGS, INC.

                                                                                              PAGE
                                                                                              ----
              Consolidated Balance Sheets at September 30, 1995 and 1994 ...................    3

              Consolidated Statements of Earnings for the Years Ended
                September 30, 1995, 1994 and 1993 ..........................................    4

              Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
                September 30, 1995, 1994 and 1993 ..........................................    5

              Consolidated Statements of Cash Flows for the Years Ended
                September 30, 1995, 1994 and 1993 ..........................................    6

              Notes to Consolidated Financial Statements ...................................    7

              Report of Independent Public Accountants .....................................   22

              Condensed Consolidated Balance Sheets at June 30, 1996 (unaudited) and
                September 30, 1995 .........................................................   23

              Unaudited Condensed Consolidated Statements of Earnings for the Third Quarter
                Ended June 30, 1996 and 1995 ...............................................   24

              Unaudited Condensed Consolidated Statements of Earnings for the Nine Months
                Ended June 30, 1996 and 1995 ...............................................   25

              Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months
                Ended June 30, 1996 and 1995 ...............................................   26

              Notes to Condensed Consolidated Financial Statements .........................   27

        (b)   Pro forma financial information

                               INDEX TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

              Unaudited Pro Forma Financial Data ...........................................   29

              Notes to Unaudited Pro Forma Financial Statements ............................   32

                                                                         3 of 35
MAXXIM MEDICAL, INC. - AMENDMENT NO. 1 TO FORM 8-K

                                STERILE CONCEPTS HOLDINGS, INC.
                                  CONSOLIDATED BALANCE SHEETS
                                  September 30, 1995 and 1994

                                                                                         1995                 1994
                                                                                        -------              -------
                                                                                               (In thousands)
                          ASSETS
Current assets:
     Cash and cash equivalents ......................................................   $   803              $ 3,235
     Receivables:
          Trade, net of allowance for doubtful
            accounts of $204 and $314 ...............................................    24,367               20,838
          Due from affiliates (note 8) ..............................................      --                    302
          Due from officers (note 8) ................................................      --                  1,422
          Other .....................................................................       602                  660
                                                                                        -------              -------
               Net receivables ......................................................    24,969               23,222
                                                                                        -------              -------
     Inventories (note 2) ...........................................................    19,402               18,378
     Prepaid expenses ...............................................................     1,281                  470
     Deferred income taxes (note 7) .................................................       611                1,318
                                                                                        -------              -------
               Total current assets .................................................    47,066               46,623
                                                                                        -------              -------
Net property and equipment (note 3) .................................................     2,498                1,667
Deferred income taxes (note 7) ......................................................        68                 --
Excess of cost over fair value of net
  assets acquired, less accumulated amortization (note 11) ..........................     6,066                  594
Other assets, less accumulated amortization (note 4) ................................     1,940                3,330
                                                                                        -------              -------
               Total assets .........................................................   $57,638              $52,214
                                                                                        =======              =======
             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Current installments of long-term debt (note 5) ................................   $   340              $   680
     Current installments of long-term
       notes payable to officers (note 6) ...........................................     3,895                 --
     Accounts payable ...............................................................     7,735                6,916
     Accrued expenses ...............................................................     5,901                4,091
     Due to affiliates (notes 7 and 8) ..............................................      --                  4,314
     Deferred compensation (note 9) .................................................      --                  9,049
                                                                                        -------              -------
              Total current liabilities .............................................    17,871               25,050
                                                                                        -------              -------
Long-term debt, excluding current installments (note 5) .............................     5,588                  340
Long-term notes payable to officers,
  excluding current installments (note 6) ...........................................       167                 --
Deferred income taxes (note 7) ......................................................      --                    125
                                                                                        -------              -------
               Total liabilities ....................................................    23,626               25,515
                                                                                        -------              -------
Commitments and contingencies (notes 5, 6, 9, 10, 11, and 13)
Stockholders' equity (note 9):
     Preferred stock, no par value.  Authorized 10,000,000
       shares, no shares issued and outstanding .....................................      --                   --
     Common stock, no par value.  Authorized 25,000,000
       shares, issued and outstanding 5,526,000 shares ..............................     1,472                1,472
     Additional paid-in capital .....................................................     7,947                7,947
     Retained earnings ..............................................................    24,593               17,280
                                                                                        -------              -------
               Total stockholders' equity ...........................................    34,012               26,699
                                                                                        -------              -------
               Total liabilities and stockholders' equity ...........................   $57,638              $52,214
                                                                                        =======              =======

          See accompanying Notes to Consolidated Financial Statements.

                                                                         4 of 35
MAXXIM MEDICAL, INC. - AMENDMENT NO. 1 TO FORM 8-K

                                STERILE CONCEPTS HOLDINGS, INC.
                              CONSOLIDATED STATEMENTS OF EARNINGS
                         Years ended September 30, 1995, 1994 and 1993

                                                                                      1995               1994               1993
                                                                                    ---------          ---------          ---------
                                                                                                     (In thousands)
Net sales (notes 4 and 8) .................................................         $ 146,833          $ 132,098          $ 121,131
Cost of goods sold (note 8) ...............................................           113,977             99,393             90,677
          Gross profit ....................................................            32,856             32,705             30,454
Selling, general, and administrative expenses
  (notes 8 and 9) .........................................................            19,350             23,833             18,589
          Operating income ................................................            13,506              8,872             11,865
                                                                                    ---------          ---------          ---------
Other income (deductions):
     Other income .........................................................               149                185                 86
     Interest income (note 8) .............................................                28                519                133
     Interest expense (notes 5, 6, 8 and 9) ...............................              (512)              (615)              (647)
                                                                                    ---------          ---------          ---------
          Total other income (deductions) .................................              (335)                89               (428)
                                                                                    ---------          ---------          ---------
          Earnings from continuing operations before
            taxes and cumulative effect of change in
            accounting principle ..........................................            13,171              8,961             11,437
Income taxes (note 7) .....................................................             4,979              3,419              4,390
                                                                                    ---------          ---------          ---------
          Earnings from continuing operations
            before cumulative effect of change
            in accounting principle .......................................             8,192              5,542              7,047
Discontinued operations - loss from operations of
  discontinued division, net of income tax benefits of
  $263 for 1993 (notes 7 and 11) ..........................................              --                 --                  563
                                                                                    ---------          ---------          ---------
          Earnings before cumulative effect of
            change in accounting principle ................................             8,192              5,542              6,484
Cumulative effect of change in accounting for
  income taxes (note 7) ...................................................              --                  196               --
                                                                                    ---------          ---------          ---------
          Net earnings ....................................................         $   8,192          $   5,738          $   6,484
                                                                                    =========          =========          =========

                                                                                                     (Note 1(a))
                                                                                                 PRO-FORMA (UNAUDITED)
                                                                                    -----------------------------------------------
                                                                                      1995               1994               1993
                                                                                    ---------          ---------          ---------
                                                                                         (In thousands, except per share data)
Earnings from continuing operations before cumulative
  effect of change in accounting principle ................................         $   8,192          $   9,584          $   8,556
Net earnings ..............................................................         $   8,192          $   9,780          $   7,993
                                                                                    =========          =========          =========
Earnings per share from continuing operations before
  cumulative effect of change in accounting principle .....................         $    1.48          $    1.73          $    1.55
Net earnings per share ....................................................         $    1.48          $    1.77          $    1.45
Weighted average shares outstanding .......................................             5,526              5,526              5,526
                                                                                    =========          =========          =========

          See accompanying Notes to Consolidated Financial Statements.

                                                                         5 of 35
MAXXIM MEDICAL, INC. - AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
           Consolidated Statements of Changes in Stockholders' Equity
                  Years ended September 30, 1995, 1994 and 1993

                                                                 COMMON STOCK          ADDITIONAL                         TOTAL
                                                             --------------------       PAID-IN          RETAINED      STOCKHOLDERS'
                                                            SHARES         AMOUNT        CAPITAL         EARNINGS         EQUITY
                                                             -----         ------         ------         --------      -------------
                                                                   (In thousands, except per share data)
Balances at September 30, 1992 .....................         5,437         $   50         $7,947         $ 18,044          $ 26,041
Net earnings .......................................          --             --             --              6,484             6,484
                                                             -----         ------         ------         --------          --------
Balances at September 30, 1993 .....................         5,437             50          7,947           24,528            32,525
                                                             -----         ------         ------         --------          --------
Cash dividend paid - $1.748 per
  share (note 1(a)) ................................          --             --             --             (9,500)           (9,500)
Dividends of tax benefit (note 7) ..................          --             --             --             (3,486)           (3,486)
Stock issuance to officers
  (notes 1 and 8) ..................................            89          1,422           --               --               1,422
Net earnings .......................................          --             --             --              5,738             5,738
                                                                           ------         ------         --------          --------
Balances at September 30, 1994 .....................         5,526          1,472          7,947           17,280            26,699
                                                             -----         ------         ------         --------          --------
Cash dividend declared - $.16 per share ............          --             --             --               (879)             (879)
Net earnings .......................................          --             --             --              8,192             8,192
                                                                           ------         ------         --------          --------
Balances at September 30, 1995 .....................         5,526         $1,472         $7,947         $ 24,593          $ 34,012
                                                             =====         ======         ======         ========          ========

          See accompanying Notes to Consolidated Financial Statements.

                                                                         6 of 35
MAXXIM MEDICAL, INC. - AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
                      Consolidated Statements of Cash Flows
                  Years ended September 30, 1995, 1994 and 1993

                                                                                             1995            1994            1993
                                                                                           --------        --------        --------
                                                                    (In thousands)
Cash flows from operating activities:
  Earnings from continuing operations before cumulative
     effect of change in accounting principle ......................................       $  8,192        $  5,542        $  7,047
  Adjustments to reconcile earnings from continuing
     operations before cumulative effect of change in accounting principle to net cash provided by (used in) operating activities:
     Loss from discontinued operations .............................................           --              --              (563)
     Depreciation and amortization .................................................          1,909           1,537           1,789
     Increase in allowance for doubtful accounts receivable ........................             30            --              --
     Increase in allowance for obsolete inventory ..................................            134            --              --
     Increase (decrease) in allowance for
       doubtful notes receivable ...................................................           (428)           (318)          1,303
     Provision for deferred income taxes ...........................................            567           1,104            (404)
     Provision for (payment of) deferred compensation ..............................         (9,049)          4,162           1,703
     Changes in assets and liabilities, net of effect of
       acquisitions and dispositions:
       Net receivables .............................................................            (68)         (3,282)         (2,457)
       Inventories .................................................................          1,018          (3,769)          8,029
       Prepaid expenses ............................................................           (765)           (353)             61
       Other assets ................................................................          1,076             917          (1,266)
       Accounts payable ............................................................              9             992            (796)
       Accrued expenses ............................................................          1,214           1,714             660
       Due to affiliates ...........................................................         (4,314)         (2,025)            540
                                                                                           --------        --------        --------
          Net cash provided by (used in) operating activities ......................           (475)          6,221          15,646
                                                                                           --------        --------        --------
Cash flows from investing activities:
  Purchases of property and equipment ..............................................         (1,242)           (575)           (273)
  Payment for purchase of Associated Medical Products
     Company (note 11) .............................................................         (2,840)           --              --
  Decrease (increase) in short-term investments ....................................           --             7,000          (7,000)
                                                                                           --------        --------        --------
          Net cash provided by (used in)
            investing activities ...................................................         (4,082)          6,425          (7,273)
                                                                                           --------        --------        --------
Cash flows from financing activities:
  Proceeds from long-term credit facility ..........................................         77,358            --            19,444
  Payments on long-term credit facility ............................................        (71,770)           --           (26,878)
  Payments on short-term line of credit ............................................         (1,498)           --              --
  Payments on long-term debt .......................................................           (680)           (680)           (680)
  Decrease in checks drawn in excess of cash
     balances (note 11) ............................................................           (622)           --              --
  Payment of cash dividend .........................................................           (663)         (9,500)           --
                                                                                           --------        --------        --------
          Net cash provided by (used in) financing activities ......................          2,125         (10,180)         (8,114)
Net increase (decrease) in cash ....................................................         (2,432)          2,466             259
Cash and cash equivalents at beginning of year .....................................          3,235             769             510

Cash and cash equivalents at end of year ...........................................       $    803        $  3,235        $    769
                                                                                           ========        ========        ========
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
     Interest ......................................................................       $  1,040        $    396        $    612
     Income taxes ..................................................................       $  4,439        $  4,870        $  3,865
                                                                                           ========        ========        ========

          See accompanying Notes to Consolidated Financial Statements.

                                                                         7 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

    (a) Organization and Background

        Sterile Concepts Holdings, Inc. (the Company), formerly known as Carilion Enterprises, Inc., is a Virginia corporation principally engaged in the assembly, sterilization and distribution of custom procedure trays nationally and internationally through its subsidiaries, Sterile Concepts, Inc. (SCI) and Sterile Concepts, Ltd. (SCL). SCI and its subsidiary, Associated Medical Products Company (AMP), assemble and distribute trays within the United States and Canada. SCL assembles and distributes trays within Europe.

        The initial public offering (the Offering) of Sterile Concepts Holdings, Inc. common stock had an effective date of September 27, 1994, and a closing date of October 4, 1994. Neither the Company nor SCI received any of the proceeds of the Offering. In connection with the Offering, the Company underwent certain reorganization transactions, as follows: (1) Effective September 14, 1994, the Company amended and restated its articles of incorporation to authorize 25,000,000 shares of common stock and 10,000,000 shares of preferred stock and eliminated the common stock's par value; (2) The Company paid a $1.748 per share cash dividend on the Company's common stock, for a total of $9,500,000, payable to Carilion Services, Inc. (CSI), its sole shareholder of record on September 16, 1994; (3) The Company's Board of Directors declared a 1,243.51 for 1 stock split effected in the form of a stock dividend to the sole shareholder of record on September 26, 1994, and issued an additional 2,823,529 shares of common stock of the Company to CSI. All share and per share amounts for September 30, 1994 and 1993, in these consolidated financial statements have been restated to retroactively reflect the stock dividend and additional issuance of shares; (4) On September 26, 1994, the Company transferred all assets and liabilities other than its investment in SCI to CHS, Inc. (CHS), a new wholly-owned subsidiary to provide initial capitalization for CHS in exchange for shares of common stock of CHS; (5) The Company transferred to CSI all of the Company's assets and liabilities, including its cash and its stock in CHS, but excluding its stock in SCI. At September 30, 1994, the Company was a wholly-owned subsidiary of CSI, of which Carilion Health System was the sole member. On October 4, 1994, CSI sold 100% of the Company's common stock owned by CSI through the Offering.

        The following unaudited pro forma consolidated balance sheet data assumes the Offering occurred on September 30, 1994.

    Pro forma Consolidated Balance Sheet Data
    (in thousands)

                                                 SEPTEMBER 30, 1994
                                         -----------------------------------
                                                   PRO FORMA      PRO FORMA
                                          ACTUAL  ADJUSTMENTS    (UNAUDITED)
                                         -------  -----------    -----------
                                                 (see Note 9(c))
    Current assets...................    $46,623  $(1,070)(a)(b)  $45,553
    Total assets.....................     52,214   (1,070)         51,144
    Current liabilities..............     25,050   (9,337)(a)      15,713
    Long-term liabilities............        465    8,267 (b)       8,732
    Stockholders' equity.............     26,699      --           26,699
-----------
(a) Reflects the payment of approximately $9,337,000 of deferred compensation prior to the offering and includes the payment of approximately $288,000 in accrued interest.
(b) To record borrowings to fund the payment of the deferred compensation.

                                                                         8 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

        Prior to the Offering, the Company paid to Carilion Health System a general overhead charge of $2,301,000 and $852,000 in 1994 and 1993, respectively. Additional interest expense was also allocated from Carilion Health System of $398,000 and $239,000 in 1994 and 1993, respectively. Also prior to the Offering, the Company had in effect certain long-term incentive and stock option plans for which compensation and interest expense of $4,249,000 and $1,770,000 was recorded in 1994 and 1993, respectively. These plans were terminated prior to the Offering, therefore the foregoing expenses are no longer incurred by the Company as a stand alone entity (see note 9). Pro forma earnings and per share data have been calculated based on the elimination of the after-tax effect of these overhead, interest, and compensation expenses which is no longer incurred by the Company as a stand alone publicly owned Company, and the addition of $413,350 of interest expense for 1994 and 1993, related to debt incurred in October 1994, to pay out the long-term incentive and stock option plans (see note 9).

    (b) Principles of Consolidation

        The consolidated financial statements include the accounts of Sterile Concepts Holdings, Inc., and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    (c) Cash and Cash Equivalents

        Cash equivalents included in cash and cash equivalents totaled $2,921,000 as of September 30, 1994 (none as of September 30, 1995). Prior to the Offering, cash equivalents were held by Carilion Health System in a pooled account and the Company was allocated its portion of interest on a monthly basis. Cash equivalents are carried at cost, which approximates market. Cash and cash equivalents consist primarily of demand deposits, temporary investments in bank repurchase agreements, certificates of deposit and overnight master notes with banks. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with an original maturity of less than three months to be cash equivalents.

    (d) Inventories

        Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

    (e) Property and Equipment

        Property and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives are:

        Machinery and equipment....................           2 - 25 years
        Office furnishings and equipment...........           2 - 10 years
        Transportation equipment...................                5 years
        Leased equipment...........................               10 years

        Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or estimated useful life of the assets which ranges from 2 to 10 years.

                                                                         9 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

    (f) Excess of Cost Over Fair Value of Net Assets Acquired

        The excess of cost over fair value of net assets acquired is amortized on a straight-line basis over periods ranging from 3 to 15 years. The cumulative amount of goodwill amortization as of September 30, 1995 and 1994, is $1,596,000 and $1,134,000, respectively. Management of the Company periodically evaluates the carrying value of the excess of cost over fair value of net assets acquired to determine that no decline in carrying value has occurred. Upon determination of a decline in value, an appropriate amount would be charged to earnings.

    (g) Other Assets

        Other assets consist of notes receivable net of an allowance for doubtful notes of $557,000 and $985,000 as of September 30, 1995 and 1994, respectively, arising from the sale of CliniTech in 1993 (see note 11), other intangible assets and deposits. The cost of other intangible assets, principally customer lists and agency and distribution agreements acquired in business combinations is being amortized over the estimated useful lives of the respective assets (5-15 years) using the straight-line method. The cumulative amount of amortization as of September 30, 1995 and 1994 is $3,162,000 and $2,415,000, respectively. Management of the Company periodically evaluates the carrying value of other assets to determine that no decline in carrying value has occurred. Upon determination of a decline in value, an appropriate amount would be charged to earnings.

    (h) Revenue Recognition

        Revenue is recognized when title passes, which is upon shipment of the product.

    (i) Distribution Allowances

        The Company has entered into distribution agreements with various distributors. These agreements provide for a rebate to be paid to the distributors based on a fixed percentage of the normal selling price of the Company's products. These rebates and fees, paid to healthcare alliances and group purchasing organizations, are deducted from sales to arrive at net sales in the accompanying consolidated statements of earnings.

    (j) Income Taxes

        The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes, measured by applying currently enacted tax laws. The Company recognizes deferred tax assets if it is more likely than not that a benefit will be realized. In years prior to fiscal 1994, deferred taxes were accounted for in accordance with APB Opinion No. 11.

    (k) Earnings Per Share

        Historical earnings per share data are not presented for the years ended September 30, 1994 and 1993, as the historical capital structure of the Company prior to the Offering is not comparable to the capital structure that exists after the Offering and certain other historical expenses that were incurred prior to the Offering are not incurred after the Offering.

        Pro-forma earnings per share are based on the assumption that 5,526,000 shares of common stock were outstanding for the years ended September 30, 1994 and 1993. This amount represents the 5,437,000 shares previously outstanding plus 89,000 shares issued to management in connection with management's reinvestment of the after-tax

                                                                        10 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

deferred compensation proceeds (see note 8).

    (l) Reclassification

        Certain prior year balances have been reclassified to conform with the current year presentation.

    (2) Inventories

        Classification of inventories are as follows as of September 30, 1995 and 1994:

                                                        1995              1994
                                                     ---------          -------
                                                            (In thousands)
        Finished goods.............................    $ 9,946          $ 7,447
        Work-in-process............................        547            1,061
        Raw materials and supplies.................      8,909            9,870
                                                       -------          -------
                                                       $19,402          $18,378
                                                       =======          =======

    (3) Property and Equipment

        A summary of property and equipment follows as of September 30, 1995 and 1994:

                                                        1995              1994
                                                     ---------          ------
                                                              (In thousands)

        Machinery and equipment....................    $ 1,567         $ 1,197
        Office furnishings and equipment...........      3,197           2,124
        Transportation equipment...................         38              13
        Leased equipment...........................         43              43
        Leasehold improvements.....................      1,318             828
                                                       -------         -------
                                                         6,163           4,205
        Less accumulated depreciation and amortization   3,665           2,538
                                                       -------          ------
                                                       $ 2,498         $ 1,667
                                                       =======         ========

    (4) Customer Agreements and Concentrations of Credit Risk

        In October 1990, the Company entered into a distribution agreement with Owens & Minor, Inc. (O&M). The terms of the distribution agreement specify certain target net sales volumes for each of the five years under the agreement beginning January 1991. As of September 30, 1995, O&M has met the target net sales volumes specified in the agreement. As incentive to enter into this agreement, the Company paid O&M $3,150,000 in the form of a note payable (see note 5). This amount is currently being amortized over the life of the agreement using the straight-line method and is included in other assets in the accompanying consolidated balance sheets. This agreement will terminate on December 31, 1995, and management is currently negotiating renewal terms for the agreement.

        In April 1994 the Company signed a contract manufacturing agreement with Medline, Inc. (Medline) pursuant to which the Company could sell to Medline, on a private label basis, certain agreed upon volumes of custom procedure trays. The agreement is for three years but can be canceled by either party upon six months notice. During the first quarter of fiscal 1995, Medline and the Company amended the agreement to eliminate the minimum purchase requirements. Future sales to Medline are expected to be immaterial.

                                                                        11 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

        Trade accounts receivable from significant customers as a percentage of gross accounts receivable as of September 30, 1995 and 1994, are as follows:

                                                          1995          1994
                                                          ----          ----
        Customer A.................................        33%           34%
        Customer B.................................        14%           13%
        Customer C.................................         9%           12%

    (5) Long-term Debt
                                                        1995              1994
                                                     ---------          ------
                                                              (In thousands)
        Variable rate unsecured $40,000,000 credit
            facility, payable no later than
            October 31, 1998 (interest
            of 7.03% as of September 30, 1995).....     $5,588          $   -
        Unsecured $3,150,000 note payable to O&M,
            bearing interest at 9%, payable in
            equal semiannual payments of
            principal and interest through
            March  1, 1996.........................        315             945
        Unsecured $250,000 note payable to O&M,
            bearing interest at 9%, payable in
            equal semiannual payments of
            principal and interest through
            March 1, 1996..........................         25              75
                                                       -------          ------
                                                         5,928           1,020
        Less current installments of
            long-term debt.........................        340             680
                                                        ------          ------
        Long-term debt, excluding current
            installments...........................     $5,588          $  340
                                                        ======          ======

        The variable rate unsecured credit facility, which terminates on October 31, 1998, accrues interest at a variable rate based on the lender's prime rate, CD rate or the applicable LIBOR rate plus from 40 to 70 basis points, depending upon the results of certain financial ratio covenants. The Company must pay a commitment fee of .10% or .15% annually on the unused portion of the commitments based on the results of certain financial ratio covenants.

    (6) Notes Payable to Officers

        In connection with the acquisition of AMP on May 1, 1995, the Company issued $4,062,000 in notes payable to the former shareholders of AMP, who are now officers of the Company (see note 11).

        Notes payable to officers are as follows as of September 30, 1995 (none as of September 30, 1994):

                                                                      1995
                                                                      ----
                                                                  (In thousands)
Variable rate unsecured notes payable to officers with interest payable monthly and principal payable monthly and principal payable on April 1, 1996. The principal payments may be
    deferred until April 1997 by the officers (interest of 7.03%
    as of September 30, 1995).....................................   $3,860
Unsecured notes payable to officers, bearing interest at 7.5%, payable in annual installments of interest and principal
    through May 1, 2000...........................................      202
                                                                     ------
                                                                      4,062

                                                                        12 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

        Less current installments of notes payable to officers         3,895
                                                                      ------
        Long-term notes payable to officers,
            excluding current installments....................        $  167
                                                                      ======

    (7) Income Taxes

        As discussed in note 1(j), the Company adopted Statement 109 as of October 1, 1993, and reported a net tax credit of $196,000 as the cumulative effect of adopting this change in accounting principle on net earnings for the year ended September 30, 1994.

        Income tax expense (benefit) for the years ended September 30, 1995, 1994 and 1993, (including income tax benefit of $263,000 from loss from operations of discontinued division for 1993) consists of:


                                                CURRENT  DEFERRED       TOTAL
                                                -------  --------      -------
                                                            (In thousands)
 1995:
      Federal...............................     $4,029   $   580       $4,609
      State.................................        326        44          370
                                                -------  --------      -------
                                                 $4,355   $   624       $4,979
                                                 ======   =======       ======

 1994:
      Federal...............................     $2,073   $   993       $3,066
      State.................................        242       111          353
                                                -------   -------      -------
                                                 $2,315    $1,104       $3,419
                                                 ======    ======       ======

 1993:
      Federal...............................     $4,046    $ (361)      $3,685
      State.................................        485       (43)         442
                                                -------   -------      -------
                                                 $4,531    $ (404)      $4,127
                                                 ======    ======       ======

        Income tax expense amounted to $4,979,000 for 1995 (an effective rate of 37.8%), $3,419,000 for 1994 (an effective rate of 38.2%) and $4,127,000 for 1993
(an effective rate of 38.9%). The actual expense for 1995, 1994 and 1993 differs from the "expected" tax expense for those years (computed by applying the U.S. Federal corporate income tax rate of 35% for 1995 and 1994 and 34% for 1993) as follows:

                                                   1995       1994        1993
                                                  ------     ------      -----
                                                          (In thousands)
  Computed "expected" tax expense............     $4,610     $3,136      $3,607
    Increase in income taxes resulting from:
          State income taxes, net of Federal
            income tax benefits .............        127        121         288
          Amortization of excess of cost over
            fair value of net assets acquired        156        102         146
          Other, net.........................         86         60          86
                                                --------   --------    --------
                                                  $4,979     $3,419      $4,127
                                                  ======     ======      ======

                                                                        13 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

        The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of September 30, 1995 and 1994, are as follows:

                                                          1995         1994
                                                         ------       ------
                                                           (In thousands)
    Deferred tax assets:
       Deferred compensation...................          $   -        $  678
       Accrued expenses........................             374          446
       Inventories.............................             156          170
       Allowance for doubtful accounts
          and notes............................             289          502
       Other...................................             187           49
                                                         ------       ------
                 Total deferred tax assets.....           1,006        1,845
                                                         ======       ======
    Deferred tax liabilities:
    Notes receivable related to installment sale           (202)        (496)
    Intangibles, principally due to
       differences in amortization methods.....             (92)         (62)
    Other......................................             (33)         (94)
                                                         ------       ------
          Total deferred tax liabilities.......            (327)        (652)
                                                         ------       ------
          Net deferred tax assets..............          $  679       $1,193
                                                         ======       ======

    Deferred taxes are classified on the accompanying consolidated balance sheets as of September 30, 1995 and 1994, as follows:

                                                         1995        1994
                                                        ------      ------
                                                              (In thousands)

     Net current deferred tax assets.........           $  611      $1,318
     Net noncurrent deferred tax assets (liabilities)       68        (125)
                                                        ------      ------
                                                        $  679      $1,193
                                                        ======      ======

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the schedule reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon recent levels of taxable income and projections for future taxable income over the periods that the deferred tax assets are expected to become deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences as of September 30, 1995.

        For fiscal 1993, the deferred income tax benefit resulted from timing differences in the recognition of income and expense for tax and financial reporting purposes and was primarily related to expenses of the terminated plans (see note 9(c)).

        Prior to fiscal 1995, the Company joined with certain other related companies in filing consolidated income tax returns. Each company included in the consolidated return was generally liable for income taxes calculated on a stand alone basis. The Company's allocated share of the consolidated current tax liability was included in due to affiliates in the accompanying consolidated balance sheets as of September 30, 1994 and 1993.

                                                                        14 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

        On September 26, 1994, the Company, CSI, CHS, Inc. Carilion Health System and certain other affiliates of Carilion Health System entered into a tax matters agreement under which they allocated responsibility for income tax liabilities, agreed to indemnify each other for certain matters and provided for payment by the Company to Carilion Health System of the tax savings to the Company resulting from the Company's deduction of deferred compensation expenses related to the terminated plans (see note 9(c)). Carilion Health System received the tax benefit from the $9,337,000 of deferred compensation expense related to the terminated plans and the related tax effect of this benefit of $3,486,000 was recorded as a dividend to Carilion Health System as of September 30, 1994.

    (8) Related Party Transactions

        (a)Former Parent

           During fiscal 1994 and 1993, the Company, in the normal course of business, had certain transactions with affiliated companies owned or controlled by its former parent, Carilion Health System. All transactions were completed at market value. Carilion Health System provided to the Company certain administrative services and procured certain outside services, such as legal, accounting and insurance for the Company. Carilion Health System directly charged the Company for the actual cost of such outside services. In addition to the direct charges for those services, the Company paid to Carilion Health System a general overhead charge based on a percentage of gross revenues for all years through 1993 and as a percentage of net revenues for 1994. The general overhead charge was for administrative services provided by Carilion Health System. The general overhead charge for 1994 and 1993 was $2,301,000 and $852,000, respectively. The outside services procured by CSI are included in shared support expenses in the table below. A summary of these transactions included in the consolidated statements of earnings for 1994 and 1993 is as follows:

                                                      1994             1995
                                                      ----             ----
                                                          (In thousands)
    Sales to affiliates.....................          $   242      $   220
    Purchases from affiliates...............              305          244
    Shared support expenses.................            3,103        1,664
    Interest expense........................              394          385
    Interest income.........................              499          134
                                                       ======       ======

           In addition, during 1994 and 1993 certain of the Company's affiliates purchased the Company's products through O&M (see note 4). The amount of these sales is not readily available and is not included in the table above.

           Prior to 1992 the Company's current tax liability in excess of the Company's allocated share of the consolidated current tax liability was forgiven by its former parent and recorded as additional paid-in capital. The Company was charged interest on the accumulated additional paid-in capital recorded as a result of forgiveness of the Company's current tax liability. Interest expense of approximately $398,000 and $239,000 in 1994 and 1993, respectively (included in the table above), was recorded by the Company using the intercompany loan rate of 4.50% and 3.98% in 1994 and 1993, respectively.

                                                                        15 of 35

MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

        (b)Officers

           The Company issued 89,000 shares of the Company's common stock to certain members of management prior to the Offering. These shares were issued at $15.98 per share, which represents the Offering price of $17.00 per share less underwriting discount. Due from officers of $1,422,220 was recorded as of September 30, 1994, and common stock was credited for the same amount. This amount was collected on October 4, 1994.

    (9) Employee Benefit Plans

        (a)Pension Plan

           During fiscal 1995, the Company adopted a noncontributory, defined benefit pension plan (the Plan) covering substantially all full-time and qualified part-time employees. Prior to fiscal 1995, the Company was a participant in the noncontributory defined benefit pension plan of Carilion Health System (the Carilion Plan). The Carilion Plan covered substantially all employees of the Company. The Company made annual contributions to the Carilion Plan equal to the amounts allocated to the Company by Carilion Health System for its share of the total pension expense. Total pension expense for the Company in 1994 and 1993 was $288,000 and $282,000, respectively. During fiscal 1995, the Company's pro-rata share of assets of $2,114,000 and benefit accrued as of October 4, 1994, of $1,966,000 were transferred to the Plan. The net periodic pension expense consists of the following for the year ended September 30, 1995:
                                                              1995
                                                              ----
                                                          (In thousands)
           Service cost............................           $ 275
           Interest cost...........................             173
           Actual return on assets.................            (378)
           Net amortization and deferral...........             209
           Net periodic pension expense............           $ 279
                                                              =====

        The following table sets forth the funded status of the Plan as of September 30, 1995:

                                                              1995
                                                            -------
                                                         (In thousands)
           Actuarial present value of benefit obligations:
             Accumulated benefit obligations including
                vested benefits of $1,323,902 in 1995        $1,787
             Additional amounts related to projected
                salary increases...................           1,011
                                                            -------
           Projected benefit obligation............           2,798
           Plan assets at fair value (U.S. Government
              securities, corporate bonds and
              common stocks).......................           2,695
                                                            -------
           Plan assets in deficit of projected
              benefit obligations..................            (103)
           Unrecognized gain.......................              68
           Unrecognized net assets being amortized
              over 15 years........................              26
                                                           --------
           Accrued pension liability...............        $     (9)
                                                           --------

                                                                        16 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

           Significant assumptions used in the accounting for the pension plan were as follows:

                                                               1995
                                                               ----
           Discount rate...........................            7.75%
           Rate of increase in future compensation level       4.50%
           Expected long-term rate of return.......            8.00%
                                                               =====

        (b)Stock Incentive Plan

           In September 1994, the Company adopted a new stock incentive plan which provides that awards in the form of incentive and non-qualified stock options may be granted to management and key employees to purchase shares of the Company's common stock, stock appreciation rights or restricted shares of the Company's common stock. In addition, each outside director receives an annual grant of nonqualified stock options under an award formula. The exercise price for the options is generally the market value at the date of grant. The options generally vest on a straight-line basis over a three year period and are exercisable over a period of from one to ten years from the date of grant. The Company may grant options under the plan for not more than 220,000 shares in a calendar year and 550,000 shares in aggregate.

           Changes in stock options outstanding (and option exercise prices for such options) are as follows:
                                                                      PRICE
                                                       OPTIONS      PER SHARE
                                                       -------     ------------
           Outstanding at September 30, 1993.......        -                -
           Granted.................................    220,000           $17.00
                                                       -------     ------------
           Outstanding at September 30, 1994.......    220,000            17.00
           Granted.................................     35,798      11.60-17.00
           Cancelled...............................     (5,880)           17.00
                                                        ------     ------------
           Outstanding at September 30, 1995.......    249,918     $11.60-17.00
                                                       =======     ============

           At September 30, 1995, 71,373 options were exercisable.

           On October 1, 1995 and November 2, 1995, subsequent to the Company's fiscal year end, options totaling 432 and 157,843 shares were granted, with an exercise price of $13.88 and $14.50 per share, respectively.

        (c)Terminated Plans

           In previous years, the Company instituted a long-term incentive plan, which provided for key management members to be credited with an aggregate of 5% of the increase in the value of the Company (as defined in the incentive plan). Effective October 1, 1990, the aforementioned long-term incentive plan was terminated and all amounts previously credited became fully vested on October 1, 1992, with interest accruing on the vested benefit amount at an interest rate based on the LIBOR rate plus 80 basis points (4.50% at September 30, 1994) until the vested balances were paid in accordance with the terms of plan described above. Interest expense related to the long-term incentive plan during 1994 and 1993 was $87,000 and $67,000, respectively, and is included in interest expense in the accompanying consolidated statements of earnings.

                                                                        17 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

           In previous years, the Company adopted stock option plans for key employees which provided for the issuance of SCI's common stock pursuant to options granted under the plans. The options were generally not exercisable until five years after the date of grant. On September 26, 1994, in conjunction with the Offering, the stock options under the plans became fully vested upon a change of control of the Company, as defined in the plans' documents and the plans were then terminated. The value represented by the vested stock options was paid to the option holders, all of whom were members of management.

           To record the liabilities for termination of the long-term incentive and stock option plans, approximately $9,049,000 was accrued as deferred compensation in the accompanying consolidated balance sheets as of September 30, 1994. Compensation expense related to the plans during 1994 and 1993 was $4,162,000 and $1,703,000, respectively, and is reflected in selling, general, and administrative expenses in the accompanying consolidated statements of earnings.

           On October 4, 1994, net payments of approximately $7,915,000 were made to pay the Company's obligation under the terminated stock incentive plans which represented approximately $9,049,000 to cover deferred compensation costs, approximately $288,000 in accrued interest relating to deferred compensation net of approximately $1,422,000 which was applied to repay notes receivable from certain members of management. These notes receivable resulted from the purchase of 89,000 shares of the Company's common stock on September 26, 1994 (see note 8).

(10)     Commitments and Contingencies

         (a) The Company is obligated under operating leases, principally for office, warehouse and manufacturing facilities, that expire at various dates through the year 2007.

            Future minimum lease payments under noncancellable operating leases are as follows:

                                                         MINIMUM LEASE
                                                           PAYMENTS
                                                        --------------
                                                        (In thousands)
            Year ending September 30,
             1996..................................            1,486
             1997..................................            1,471
             1998..................................            1,306
             1999..................................            1,333
             2000..................................            1,356
             Thereafter............................            5,444
                                                             -------
                 Total minimum lease payments......          $12,396
                                                             =======

            Total rental expense for operating leases in fiscal 1995, 1994, and 1993 was $1,372,000, $1,195,000, and $1,152,000, respectively.

         (b) Effective January 1991, the Company entered into an agreement to purchase sterilization services from an independent contractor for a period of seven years. The terms of the agreement provide that the Company will purchase a minimum amount of sterilization services from the contractor in each year of the agreement. The aggregate minimum remaining amount to be purchased under this agreement totals $1,931,000 at September 30, 1995.

                                                                        18 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

      (c) Effective July 1, 1993, the Company entered into an agreement to purchase certain raw materials and finished products from a supplier for a period of five years as part of the sale of the CliniTech operations (see note
11). The terms of the agreement provide that the Company will purchase a minimum amount of raw materials and finished products from the supplier in each year of the agreement. The aggregate minimum remaining amount to be purchased under this agreement totals $14,495,000 as of September 30, 1995. In addition, the Company sold certain assets to the supplier during 1993. The proceeds from the sales are being collected over the life of the aforementioned agreement (see note 11).

(11)  Acquisitions and Dispositions

         On May 1, 1995, SCI purchased all of the outstanding stock of Associated Medical Products Company, a privately held company based in Minnetonka, Minnesota, for approximately $2,840,000 in cash and $4,062,000 in notes payable (see note 6). The purchase price could be reduced contingent upon the collectability of certain receivables, the salability of certain inventory, and attainment of a specified sales level over the period from the purchase date to December 31, 1995. AMP produces custom sterile trays for hospitals and surgical centers in 28 states, primarily in the midwestern United States. The acquisition was accounted for using the purchase method. The excess of cost over the fair value of the net assets acquired is being amortized on a straight-line basis over a period of fifteen years.

         A summary of the fair value of assets acquired and liabilities assumed follows:

                                                        (In thousands)
         Current assets, including inventories
             of $2,176.............................          $3,931
         Current liabilities, including checks drawn
             in excess of cash balances of $622....          (1,807)
         Other noncurrent assets...................             342
         Excess of cost over fair value of
             net assets acquired...................           5,934
         Liabilities assumed.......................          (5,560)
                                                            -------
         Cash paid.................................         $ 2,840
                                                            =======

         The following unaudited pro-forma combined results of operations have been prepared as if the acquisition of AMP had occurred at the beginning of each fiscal year presented. The combined results of operations for fiscal 1994 are based on the results of operations for the twelve months ended September 30, 1994, and December 31, 1994, for the Company and AMP, respectively, after giving effect to certain pro-forma adjustments. The combined results of operations for fiscal 1995 are based on the results of operations for the twelve months ended September 30, 1995, for the Company and the results of operations from October 1, 1994, through April 30, 1995, for AMP, after giving effect of certain pro-forma adjustments. The results of AMP's operations are included in the Company's consolidated financial statements from May 1, 1995 through September 30, 1995. The results of operations for AMP from October 1, 1994 through December 31, 1994, are included in both fiscal 1994 and 1995 pro-forma combined results of operations.

         The pro-forma adjustments included in the combined results of operations relate to the purchase of AMP by the Company and to the initial public offering made by the Company (see note 1). Pro-forma adjustments related to the purchase of AMP serve to eliminate certain overhead expenses which AMP will not incur as a wholly owned subsidiary of SCI and to adjust interest and compensation expenses which will be incurred in different amounts by AMP as a wholly owned subsidiary.

                                                                        19 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

         The pro-forma results of operations are provided for informational purposes only and are not necessarily indicative of the actual results of operations that would have occurred if the acquisition had taken place as of the beginning of each fiscal year presented nor are they indicative of future results of the combined companies.

                                                          Pro-forma unaudited
                                                       Years ended September 30,
                                                            (In thousands)
                                                          1995         1994
                                                        ---------    --------
                                                      (In thousands, except per
                                                             share data)
         Net sales...............................       $ 156,151    $147,936
         Net earnings............................       $   8,031    $  9,493
         Net earnings per share..................       $    1.45    $   1.72
                                                        =========    ========

         On February 8, 1993 (measurement date), the majority of the tangible fixed assets and all intangible assets of the Company's CliniTech operations were sold for approximately $2,500,000. The remaining assets, which consisted of inventories and receivables, were sold, written off or collected by the Company in the normal course of business. Under the terms of the sale, this amount will be paid to the Company over seven years in the form of cash payments and credits for inventories purchased by the Company. As described in note 10(c), the Company entered into a product purchase and supply agreement with the purchaser of the CliniTech operations in exchange for a $1,279,000 note receivable. Under the terms of the agreement, the Company is required to purchase a minimum amount of inventory over five years. However, the agreement allows for the note to be paid over seven years in the form of credits for inventory purchased by the Company. During fiscal 1995, there was a change in ownership of the company which purchased CliniTech. In connection with this change in ownership, the Company received a principal payment of $750,000 in return for not calling the note. The remaining principal balance is to be paid under the original terms of the note. The Company has no continuing involvement with CliniTech other than purchasing inventory in the normal course of business to satisfy the requirements in the product purchase and supply agreement, as more fully described in note 10(c). At the time of the sale of the CliniTech operations, the Company was released from all contractual obligations and commitments of CliniTech. Company management has no further association with the management of CliniTech in the operation of CliniTech.

         The loss from CliniTech operations in fiscal year 1993 up to the measurement date was $826,000 and is recorded as discontinued operations, net of tax benefits in the accompanying consolidated statements of earnings. The Company recognized no gain or loss related to the CliniTech operations from the date of the sale to year-end.

(12)      Supplemental Disclosures of Non-Cash Investing Activities

         The consolidated statement of cash flows for 1994 excludes the effects of the $3,486,000 dividend of tax benefit which was included due to affiliates on the accompanying consolidated balance sheets, as well as the effects of the $1,422,220 due from officers (see note 8).

         The consolidated statement of cash flows for 1993 excludes the effects of certain non-cash investing activities relating to the sale of CliniTech. The following is a summary of the non-cash effects of this transaction:

                                                                        20 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

                                                         (In thousands)
         (Increase) decrease in:
         Notes receivable, net.....................         $(2,493)
         Inventories...............................             250
         Intangible assets.........................           1,832
         Property and equipment....................             411
                                                           ---------
                Net increase in cash and cash equivalents  $     -
                                                           =========

(13)     Subsequent Event

         In October 1995, SCI acquired substantially all of the assets and assumed certain liabilities of the custom procedure tray business of Medical Design Concepts, Inc. (MDC), a privately held company in Temecula, California for approximately $18,000,000 in cash. The purchase price could increase if the net assets exceed a specified amount upon completion of the acquisition audit. The purchase price could be reduced contingent upon the collectability of certain receivables, the salability of certain inventory, and the maintenance of certain gross profit contribution levels on sales in specified states over the two year period following the acquisition date. MDC produces custom sterile procedure trays for hospitals and surgical centers in 21 states, primarily in the western United States, and had revenues of $26,100,000 for the nine months ended September 30, 1995. The acquisition, which will be accounted for under the purchase method, was financed under the Company's variable rate unsecured credit facility (see note 5).

         The following unaudited pro-forma combined results of operations have been prepared as if the acquisition of MDC had occurred at the beginning of each fiscal year presented. The combined results of operations for fiscal 1995 are based on the unaudited pro-forma combined results of operations of the Company as if the acquisition of AMP had occurred at the beginning of fiscal 1995 (see note 11) and the results of operations for the twelve months ended September 30, 1995, for MDC after giving effect to certain pro-forma adjustments. The combined results of operations for fiscal 1994 are based on the unaudited combined results of operations of the Company as if the acquisition of AMP had occurred at the beginning of fiscal 1994 (see note 11) and the MDC results of operations for the twelve months ended December 31, 1994, after giving effect to certain pro-forma adjustments. The results of operations for MDC from October 1, 1994 through December 31, 1994, are included in both fiscal 1995 and 1994 pro-forma combined results of operations.

         The pro-forma adjustments included in the combined results of operations relate to the purchase of MDC and the purchase of AMP (see note 11) for fiscal 1995 and 1994 and the initial public-offering (see note 1) for fiscal 1994 only. Pro-forma adjustments related to the purchase of MDC serve to record interest expense and amortization of excess of cost over fair value of net assets acquired and adjust cost related to sterilization which will be incurred by MDC as a division of SCI.

         The pro-forma results of operations are provided for informational purposes only and are not necessarily indicative of the actual results of operations that would have occurred if the acquisition had taken place as of the beginning of each fiscal year presented nor are they indicative of future results of the combined companies.

                                                         Pro-forma unaudited
                                                       Years ended September 30,
                                                          1995         1994
                                                        ---------   ----------
                                                        (In thousands, except
                                                          per share amounts)
         Net sales...............................       $ 182,233   $  179,753
         Net earnings............................       $   7,815   $    9,276
         Net earnings per share..................       $    1.41   $     1.68
                                                        =========   ==========

                                                                        21 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(14)     Quarterly Operating Results - Unaudited
                                                FISCAL 1995
                                ------------------------------------------------
                                 FIRST    SECOND    THIRD     FOURTH
                                QUARTER   QUARTER   QUARTER   QUARTER    YEAR
                                -------   -------   -------   -------   --------
                                     (In thousands, except per share data)
Historical:
Net sales ...................   $35,974   $35,007   $36,976   $38,876   $146,833
Gross profit ................     8,224     7,454     8,329     8,849     32,856
Net earnings ................   $ 2,365   $ 1,711   $ 2,016   $ 2,100   $  8,192
Earnings per share ..........   $  0.43   $  0.31   $  0.36   $  0.38   $   1.48
                                =======   =======   =======   =======   ========

                                                     FISCAL 1994
                                      ------------------------------------------------
                                       FIRST    SECOND     THIRD    FOURTH
                                      QUARTER   QUARTER   QUARTER   QUARTER    YEAR
                                      -------   -------   -------   -------   --------
                                           (In thousands, except per share data)

Historical:
Net sales .........................   $28,998   $31,708   $34,939   $36,453   $132,098
Gross profit ......................     7,056     8,319     8,814     8,516     32,705
Earnings from continuing operations
   before cumulative effect of
   change in accounting principle .     1,168     1,255     1,919     1,200      5,542
Net earnings ......................   $ 1,364   $ 1,255   $ 1,919   $ 1,200   $  5,738
Pro-forma:
Earning from continuing operations
   before cumulative effect of
   change in accounting principle .   $ 1,988   $ 2,144   $ 2,791   $ 2,661   $  9,584
Net earnings ......................   $ 2,184   $ 2,144   $ 2,791   $ 2,661   $  9,780
Earnings per share from
   continuing operations before
   cumulative effect of change in
   accounting principle ...........   $  0.36   $  0.39   $  0.50   $  0.48   $   1.73
Earnings per share ................   $  0.40   $  0.39   $  0.50   $  0.48   $   1.77
                                      =======   =======   =======   =======   ========

                                                                        22 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Sterile Concepts Holdings, Inc.:

         We have audited the accompanying consolidated balance sheets of Sterile Concepts Holdings, Inc. and subsidiaries (the Company) as of September 30, 1995 and 1994, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

            We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sterile Concepts Holdings, Inc. and subsidiaries as of September 30, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1995, in conformity with generally accepted accounting principles.

         As discussed in note 1(j) to the consolidated financial statements, the Company changed its method of accounting for income taxes in fiscal 1994.

                                              KPMG PEAT MARWICK LLP
Richmond, Virginia
November 10, 1995

                                                                        23 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                              (Unaudited)
                                                                                             JUNE 30, 1996  SEPTEMBER 30, 1995
                                                                                             -------------  ------------------
                                   ASSETS
Current assets:
 Cash and cash equivalents ...............................................................      $  --            $   803
 Receivables:
   Trade, net of allowance for doubtful accounts of $356 and $204 ........................       30,477           24,367
   Other .................................................................................          583              602
                                                                                                -------          -------
Net receivables ..........................................................................       31,060           24,969
 Inventories .............................................................................       30,486           19,402
 Prepaid Expenses ........................................................................        2,235            1,205
 Income taxes receivable .................................................................          279               76
 Deferred income taxes ...................................................................          493              611
                                                                                                -------          -------
Total current assets .....................................................................       64,553           47,066
                                                                                                -------          -------
Net property and equipment ...............................................................        3,387            2,498
Deferred income taxes ....................................................................           55               68
Excess of cost over fair value of net assets acquired, less
accumulated amortization .................................................................       17,529            6,066
Other assets, less accumulated amortization ..............................................        2,325            1,940
                                                                                                -------          -------
Total assets .............................................................................      $87,849          $57,638
                                                                                                =======          =======
            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Checks drawn in excess of cash balances .................................................      $   334          $  --
 Current installments of long-term debt ..................................................         --                340
 Current installments of long-term notes payable to officers .............................        3,018            3,895
 Accounts payable ........................................................................       10,848            7,735
 Accrued expenses ........................................................................        4,647            5,871
 Income taxes payable ....................................................................         --               --
                                                                                                -------          -------
Total current liabilities ................................................................       18,847           17,841
                                                                                                -------          -------
Long-term debt, excluding current installments ...........................................       31,366            5,588
Long-term notes payable to officers, excluding current installments ......................          130              167
Other liabilities ........................................................................          442               30
                                                                                                -------          -------
Total liabilities ........................................................................       50,785           23,626
                                                                                                -------          -------
Stockholders' equity:
 Preferred stock, no par value ...........................................................         --               --
 Common stock, no par value ..............................................................        1,472            1,472
 Additional paid-in capital ..............................................................        7,955            7,947
 Retained earnings .......................................................................       27,637           24,593
                                                                                                -------          -------
      Total stockholders' equity .........................................................       37,064           34,012
                                                                                                -------          -------
           Total liabilities and stockholders' equity ....................................      $87,849          $57,638
                                                                                                =======          =======

          See accompanying Notes to Consolidated Financial Statements.

                                                                        24 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                      FOR THE THIRD QUARTER ENDED JUNE 30,
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                           1996          1995
                                                         --------      --------
Net sales ..........................................     $ 51,586      $ 36,976
Cost of goods sold .................................       42,220        28,647
                                                         --------      --------
       Gross profit ................................        9,366         8,329

Selling, general and administrative expenses .......        6,760         4,810
Amortization of intangibles ........................          434           189
                                                         --------      --------
       Operating income ............................        2,172         3,330

Interest expense ...................................         (536)         (152)
Interest income ....................................           32             3
Other income .......................................           10           147
                                                         --------      --------
       Earnings before income taxes ................        1,678         3,328
Income taxes .......................................          720         1,312
                                                         --------      --------

       Net earnings ................................     $    958      $  2,016
                                                         ========      ========

Net earnings per share .............................     $   0.17      $   0.36
                                                         ========      ========

Weighted average shares outstanding ................        5,526         5,526
                                                         ========      ========

     See accompanying Notes to Condensed Consolidated Financial Statements.

                                                                        25 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                       FOR THE NINE MONTHS ENDED JUNE 30,
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                          1996           1995
                                                       ---------      ---------
Net sales ........................................     $ 146,515      $ 107,958
Cost of goods sold ...............................       118,599         83,950
                                                       ---------      ---------
    Gross profit .................................        27,916         24,008

Selling, general and administrative expenses .....        19,078         13,564
Amortization of intangibles ......................         1,319            430
                                                       ---------      ---------
Operating income .................................         7,519         10,014

Interest expense .................................        (1,513)          (334)
Interest income ..................................            82             13
Other income .....................................            28            309
                                                       ---------      ---------
    Earnings before income taxes .................         6,116         10,002
Income taxes .....................................         2,631          3,910
                                                       ---------      ---------
    Net earnings .................................     $   3,485      $   6,092
                                                       =========      =========
Net earnings per share ...........................     $    0.63      $    1.10
                                                       =========      =========
Weighted average shares outstanding ..............         5,526          5,526
                                                       =========      =========

     See accompanying Notes to Condensed Consolidated Financial Statements.

                                                                        26 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       FOR THE NINE MONTHS ENDED JUNE 30,
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                    1996        1995
                                                                  --------    --------
Cash flows from operating activities:
     Net earnings .............................................   $  3,485    $  6,092
     Adjustments to reconcile net earnings to net cash used in
    operating activities:
         Depreciation and amortization ........................      2,284       1,892
         Increase in allowance for doubtful accounts receivable        115          15
         Increase in allowance for obsolete inventory .........        195          30
         Decrease in allowance for doubtful notes receivable ..       (219)       (178)
         Provision for deferred income taxes ..................        131         703
         Provision for deferred compensation ..................       --          --
     Changes in assets and liabilities, net of acquisition:
        Receivables ...........................................     (2,766)      1,677
        Inventories ...........................................     (6,268)       (209)
        Prepaid expenses ......................................       (896)       (422)
        Income taxes receivable ...............................       (204)       --
        Other assets ..........................................       (421)        194
        Accounts payable ......................................        959       1,064
        Accrued expenses ......................................     (1,816)        875
        Due to affiliates .....................................       --        (4,314)
        Deferred compensation .................................       --        (9,049)
        Income taxes payable ..................................       --           131
        Other liabilities .....................................        (35)       --
                                                                  --------    --------
           Net cash used in operating activities ..............     (5,456)     (1,499)
                                                                  --------    --------

Cash flows from investing activities:
     Purchases of property and equipment ......................       (782)     (1,591)
     Acquisition of Associated Medical
       Products Company .......................................        (48)     (3,462)
     Acquisition of sterile procedure tray
       business of Medical Design Concepts, Inc. ..............    (18,940)       --
                                                                  --------    --------
        Net cash used in investing activities .................    (19,770)     (5,053)
                                                                  --------    --------

Cash flows from financing activities:
     Checks drawn in excess of cash balances ..................        334        --
     Proceeds from long-term debt .............................     84,123      61,872
     Payments on long-term debt ...............................    (59,600)    (57,557)
     Proceeds from exercised stock options ....................          8        --
     Payment of cash dividend .................................       (442)       (442)
                                                                  --------    --------
        Net cash provided by financing activities .............     24,423       3,873
                                                                  --------    --------

Net decrease in cash and cash equivalents .....................       (803)     (2,679)
Cash and cash equivalents at beginning of period ..............        803       3,235
                                                                  --------    --------
Cash and cash equivalents at end of period ....................   $   --      $    556
                                                                  --------    --------

Supplemental disclosures of cash flow information:
   Cash paid during the period
     for:
      Interest ................................................   $  1,519    $    780
      Income taxes ............................................      2,697       3,074
                                                                  ========    ========

                                                                        27 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
              Notes to Condensed Consolidated Financial Statements

1.  ACCOUNTING POLICIES

               The condensed consolidated balance sheet as of June 30, 1996 and the condensed consolidated statements of earnings and cash flows for the third quarter and nine months ended June 30, 1996 and 1995 are unaudited and reflect all adjustments (consisting only of normal recurring adjustments and the use of estimates) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. The consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto, together with management's discussion and analysis of financial condition and results of operations, contained in the Sterile Concepts Holdings, Inc. (the "Company") Annual Report to Shareholders incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995. The results of operations for the third quarter and nine months ended June 30, 1996, are not necessarily indicative of the results for the entire fiscal year ending September 30, 1996.

        2.  PRINCIPLES OF CONSOLIDATION

               The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

        3.  ACQUISITION:

               On October 1, 1995, the Company's wholly owned subsidiary Sterile Concepts, Inc. ("SCI") acquired substantially all of the assets and assumed certain liabilities of the custom procedure tray business of Medical Design Concepts, Inc. ("MDC"), a privately held company based in Temecula, California for approximately $18,940,000. The purchase price could be reduced contingent upon the collectability of certain receivables, the salability of certain inventory, and the maintenance of certain gross profit contribution levels on sales in specified states over the two year period following the acquisition date. MDC produces custom sterile procedure trays for hospitals and surgical centers in 21 states, primarily in the western United States, and had revenues of approximately $26,100,000 for the nine months ended September 30, 1995. The acquisition was accounted for using the purchase method. This treatment resulted in the recording of approximately $12,566,000 of excess of cost over the fair value of the net assets acquired. The excess cost, which could decrease for any purchase price reductions, is being amortized on a straight-line basis over a period of fifteen years. A summary of the book value of the assets and liabilities assumed follows: (in thousands)

        Net receivables ............................................  $  3,440
        Inventories ................................................     5,011
        Prepaid expenses ...........................................       184
        Net property and equipment .................................       934
        Excess of cost over the fair
          value of the net assets acquired .........................    12,566
        Accounts payable ...........................................    (2,154)
        Accrued expenses and other liabilities .....................    (1,041)
                                                                      --------
        Cash paid ..................................................  $ 18,940
                                                                       ========

        4.  DIVIDEND
               On December 22, 1995, the Company declared a cash dividend of $0.04 per share payable to shareholders of record on December 29, 1995. The dividend was paid on January 10, 1996. On March 26, 1996, the Company declared a cash dividend of $0.04 per share payable to shareholders of record on April 4, 1996. The dividend was paid on April 17, 1996.

                                                                        28 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                         STERILE CONCEPTS HOLDINGS, INC.
       Notes to Condensed Consolidated Financial Statements - (Continued)

        5.  INVENTORIES
               Classification of inventories are as follows as of June 30, 1996 and September 30, 1995 (in thousands):

                                       JUNE 30, 1996    SEPTEMBER 30, 1995
                                       -------------    ------------------
        Finished goods ................   $12,252            $ 9,946
        Work in process ...............       992                547
        Raw materials and supplies ....    17,242              8,909
                                          -------            -------
                                          $30,486            $19,402
                                          =======            =======

        6.  LONG-TERM DEBT
               The acquisition of the custom procedure tray business of MDC (see note 3) was financed through the Company's $40,000,000 unsecured long-term credit facility with a maturity date of October 31, 1998. The credit facility accrues interest at a variable rate based on the lender's prime rate, CD rate or the applicable LIBOR rate plus 40 to 70 basis points, depending upon the results of the calculation of certain financial ratios. The interest rate was 6.23% on June 30, 1996. The Company must pay a commitment fee of .10% or .15% annually on the unused portion of the commitment based upon the results of the calculation of certain financial ratios.

        7.  SUBSEQUENT EVENT
               On July 29, 1996 Maxxim Medical, Inc. completed a tender offer to shareholders of Sterile Concepts Holdings, Inc. Approximately 98.4% or 5,438,059 shares were validly tendered and accepted for $20 per share. The remaining 88,325 shares are expected to be acquired for $20 per share in a merger which the Company anticipates will be completed on September 17, 1996.

                                                                        29 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                       UNAUDITED PRO FORMA FINANCIAL DATA

               The following presents summary unaudited combined pro forma financial data of the Company and Sterile Concepts. The pro forma statements of operations were prepared as if the Acquisition occurred on October 31, 1994. The pro forma statements of operations data also give effect to the acquisition by the Company of the Glove Operations (as defined herein), the divestiture by the Company of the Henley Healthcare division in April, 1996, and the acquisitions by Sterile Concepts of AMP and Medical Design Concepts, as if the acquisitions and the divestiture occurred on October 31, 1994. Management believes that the following presentation will assist holders of the Notes in evaluating the ability of the Company to meet debt service requirements and other obligations.

               The pro forma information for the year ended October 29, 1995 is based on the historical financial statements of the Company for the year ended October 29, 1995 and Sterile Concepts for the year ended September 30, 1995. The pro forma financial information for the nine months ended August 4, 1996 is based on the historical financial statements of the Company for the nine months ended August 4, 1996 and those of Sterile Concepts for the nine months ended June 30, 1996.

               The summary unaudited combined pro forma financial data do not necessarily reflect the results of operations of the Company and Sterile Concepts that actually would have resulted had the Sterile Concepts Acquisition, the acquisition of the Glove Operations, the divestiture of Henley Healthcare and the acquisitions by Sterile Concepts of AMP and Medical Design Concepts, Inc. been consummated as of the dates referred to above. Accordingly, such data should not be viewed as fully representative of the past performance of the Company or Sterile Concepts or indicative of future results. The summary unaudited combined pro forma financial data should be read together with the Financial Statements and Notes of the Company and Sterile Concepts included elsewhere herein.

                                                                        30 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                        PRO FORMA STATEMENT OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                              MAXXIM         STERILE CONCEPTS
                                             HISTORICAL         HISTORICAL                                           PRO FORMA
                                             YEAR ENDED         YEAR ENDED                                            COMBINED
                                             OCTOBER 29,       SEPTEMBER 30,                                         YEAR ENDED
                                                1995               1995                   PRO FORMA                   OCTOBER 29,
                                             AS REPORTED        AS REPORTED              ADJUSTMENTS                    1995
                                              --------            --------       ----------------------------          --------
Net sales .............................       $265,726            $146,833       $ 18,680          $ 68,363(g,f)       $502,349
                                                                                    4,611                  (h)
                                                                                                     44,718(i)
Cost of sales .........................        186,495             113,977         54,764             8,463(f,g)        380,737
                                                                                                      4,611(h)
                                                                                   38,575                  (i)
                                              --------            --------       --------          --------            --------
Gross profit ..........................         79,231              32,856        116,630           126,155             121,612

Operating expenses ....................         59,493              19,350          1,806             4,000(c,d)         84,377
                                                                                   11,960                  (f)
                                                                                    5,217             9,449(i,g)
Nonrecurring charges ..................         10,845                                                                   10,845
                                              --------            --------       --------          --------            --------
Income from operations ................          8,893              13,506        135,613           139,604              26,390
Interest expense ......................          4,088                 512            467                  (c)           22,865
                                                                                   17,484                  (e)
                                                                                      314                  (i)
Other income, net .....................             28                 177             31                  (f)              159
                                                                                       15                  (i)
                                              --------            --------       --------          --------            --------
Income before income taxes ............          4,833              13,171        153,924           139,604               3,684

Income taxes ..........................          1,904               4,979                            4,679(f)            2,204
                                              --------            --------       --------          --------            --------
Net income ............................       $  2,929            $  8,192       $153,924          $144,283            $  1,480
                                              ========            ========       ========          ========            ========
Net income per share ..................       $   0.36            $   1.48                                             $   0.18
                                              ========            ========                                             ========
Weighted average shares
       outstanding ....................          8,159               5,526                                                8,159
                                              ========            ========                                             ========

                                                                        31 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                        PRO FORMA STATEMENT OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                               MAXXIM        STERILE CONCEPTS
                                             HISTORICAL         HISTORICAL                                              PRO FORMA
                                             NINE MONTHS        NINE MONTHS                                              COMBINED
                                                ENDED              ENDED                                                NINE MONTHS
                                           AUGUST 4, 1996      JUNE 30, 1996             PRO FORMA                         ENDED
                                             AS REPORTED        AS REPORTED              ADJUSTMENTS                  AUGUST 4, 1996
                                              --------            --------      ----------------------------            --------
Net sales ............................        $ 261,587         $146,515        $  8,339                    (g)          $396,386
                                                                                   3,377                    (h)
Cost of sales ........................          188,531          118,599                               3,712(g)           300,041
                                                                                                       3,377(h)
                                              ---------         --------        --------            --------             --------
Gross profit .........................           73,056           27,916          11,716               7,089               96,345
Operating expenses ...................           53,438           20,397           1,355               3,000(c,d)          67,882
                                                                                                       4,308(g)
                                              ---------         --------        --------            --------             --------
Income from operations ...............           19,618            7,519          13,071              14,397               28,463
Interest expense .....................            5,582            1,513             350                    (c)            18,125
                                                                                  10,680                    (e)
Other Income (Expense), net ..........             (265)             110                                                     (155)
                                              ---------         --------        --------            --------             --------
Income before income taxes ...........           13,771            6,116          24,101              14,397               10,183
Income taxes .........................            5,142            2,631                               3,375(f)             4,398
                                              ---------         --------        --------            --------             --------
Net income ...........................        $   8,629         $  3,485        $ 24,101            $ 17,772             $  5,784
                                              =========         ========        ========            ========             ========
Net income per share .................        $    1.04         $   0.63                                                 $   0.70
                                              =========         ========                                                 ========
Weighted average shares
    outstanding ......................            8,304            5,526                                                    8,304
                                              =========         ========                                                 ========

                                                                        32 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                     NOTES TO PRO FORMA FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

        PRO FORMA ACQUISITION ADJUSTMENTS

               (a) Maxxim purchased all of the outstanding Sterile Concepts Common Shares at a price of $20.00 per share net to the sellers.

               Maxxim has also agreed to acquire certain options held by employees of Sterile Concepts for $1,800 in cash. Transaction costs are estimated at $15,000, of which $4,000 relate to financing costs.

               Giving effect to the above, the Acquisition will result in the following:

              Assets Acquired
                  Current assets ......................   $ 66,509
                  Property and equipment ..............      3,551
                  Goodwill ............................    120,000
                                                          --------
                                                          $190,060
                                                          ========

             Liabilities assumed and consideration paid
                Current liabilities ...................   $ 27,956
                Long-term debt ........................     34,208
                Other liabilities .....................        568
                Cash Paid .............................    127,328
                                                          --------
                                                          $190,060
                                                          ========

               (b) In conjunction with the Acquisition, the Company entered into a new $165 million credit facility agreement and issued $100 million of 10 1/2% Senior Subordinated Notes. The new credit facility and 10 1/2% Senior Subordinated Notes were used to repay approximately $34.2 million of Sterile Concepts debt, refinance approximately $72.6 million of existing Maxxim debt, and pay the cash portion of the purchase price identified at (a) above. To finance the cash portion of the transaction, the Company utilized the $97 million net proceeds from the offering of the 10 1/2% Senior Subordinated Notes and approximately $127.3 million of the new credit facility.

               (c) Reflects increased amortization related to costs in excess of net assets acquired, amortized over 40 years, and amortization of deferred financing cost of the Senior Subordinated Notes over 10 years and the bank debt over 6 years.

                                                YEAR ENDED     NINE MONTHS ENDED
                                             OCTOBER 29, 1995   AUGUST 4, 1996
                                             ----------------   --------------
     Amortization of goodwill of $120,000         $ 3,000          $ 2,250
     Less Sterile Concepts historical
       goodwill amortization ............          (1,194)            (896)
                                                  -------          -------
                                                  $ 1,806          $ 1,355
                                                  =======          =======
     Amortization of deferred financing
       costs of $4,000 ..................         $   467          $   350
                                                  =======          =======

               (d) Reflects the elimination of salaries, benefits and related costs incurred during 1995 and the first nine months of 1996 of personnel who will be redundant to the combined entity and thus not retained on an ongoing basis.

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MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

               (e) Reflects an adjustment to interest expense due to additional debt that would have been outstanding. As Maxxim incurred bank debt of $127,300 and $100,000 related to the Notes, each increase of 1/4 percentage point in the borrowing rate will result in additional interest of approximately $318 annually or $80 quarterly.

               (f) Reflects an adjustment for the Glove Operations acquired on June 30, 1995.

               (g) Reflects an adjustment for the sale of Henley Healthcare in May 1996.

               (h) Reflects an adjustment for sales to Sterile Concepts by Maxxim.

               (i) Reflects an adjustment for the operations of Associated Medical Products Co. and Medical Design Concepts acquired by Sterile Concepts on May 1, 1995 and October 4, 1995, respectively.

               (j) Reflects an adjustment to income tax expense related to the above adjustments, except the amortization of goodwill, at a rate of 37%.

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MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

               (c) Exhibits.

           Documents filed as part of this report:

    1. Agreement and Plan of Merger dated as of June 10, 1996 by and among (Maxxim, Maxxim-Delaware, Purchaser and Sterile Concepts (Filed as Exhibit (d) to the Schedule 14D-1 of Maxxim, Maxxim-Delaware, and Purchaser with the Commission on June 14, 1996 and incorporated herein by reference).

    2. Second Amended and Restated Credit Agreement, dated July 30, 1996, by and among NationsBank and the banks named therein (Filed as Exhibit 2 to Form 8-K of Maxxim with the Commission on August 14, 1996 and incorporated herein by reference).

    3. Purchase Agreement dated July 18, 1996 between Maxxim, NCMI and Bear Sterns (Filed as Exhibit 3 to Form 8-K of Maxxim with the Commission on August 14, 1996 and incorporated herein by reference).

    4. Indenture dated July 30, 1996, by and among Maxxim, as Issuer, Maxxim-Delaware, Purchaser, Fabritek La Romana, Inc., Maxxim Medical Canada Limited, Medica B.V. and Medica Hospital Supplies, N.V., as Guarantors and First Union National Bank of North Carolina, as Trustee (Filed as Exhibit 4 to Form 8-K of Maxxim with the Commission on August 14, 1996 and incorporated herein by reference).

                                   SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           Maxxim Medical, Inc.

        Date: October 11, 1996          s/ KENNETH W. DAVIDSON
                                           Kenneth W. Davidson
                                           Chairman of the Board,
                                           President and Chief Executive Officer

                                                                        35 of 35
MAXXIM MEDICAL, INC.-AMENDMENT NO. 1 TO FORM 8-K

                                  EXHIBIT INDEX

EXHIBIT NUMBER           EXHIBIT DESCRIPTION
--------------           -------------------
    1. Agreement and Plan of Merger dated as of June 10, 1996 by and among Maxxim, Maxxim-Delaware, Purchaser and Sterile Concepts (Filed as Exhibit (d) to the Schedule 14D-1 of Maxxim, Maxxim-Delaware, and Purchaser with the Commission on June 14, 1996 and incorporated herein by reference).

    2. Second Amended and Restated Credit Agreement, dated July 30, 1996, by and among NationsBank and the banks named therein (Filed as Exhibit 2 to Form 8-K of Maxxim with the Commission on August 14, 1996 and incorporated herein by reference).

    3. Purchase Agreement dated July 18, 1996 between Maxxim, NCMI and Bear Sterns (Filed as Exhibit 3 to Form 8-K of Maxxim with the Commission on August 14, 1996 and incorporated herein by reference).

    4. Indenture dated July 30, 1996, by and among Maxxim, as Issuer, Maxxim-Delaware, Purchaser, Fabritek La Romana, Inc., Maxxim Medical Canada Limited, Medica B.V. and Medica Hospital Supplies, N.V., as Guarantors and First Union National Bank of North Carolina, as Trustee (Filed as Exhibit 4 to Form 8-K of Maxxim with the Commission on August 14, 1996 and incorporated herein by reference).